Exhibit 99.1

TransAtlantic Petroleum Announces Completion of Albania Divestiture, Year-End 2015 Reserves and Entry into a New Master Services Agreement

Hamilton, Bermuda (March 3, 2016) – TransAtlantic Petroleum Ltd. (NYSE-MKT: TAT) (TSX: TNP) (the “Company” or “TransAtlantic”) today announced the completion of its divestiture of its Albanian oil assets, a summary of year-end 2015 reserves and its entry into a new master services agreement.

Highlights

•	On February 29, 2016, the Company entered into and closed a share purchase agreement with GBC Oil Company Ltd. (“GBC Oil”) for the sale of its Albanian oil assets.
•	2015 Turkey production sales averaged ~5,000 BOEPD; 2015 fourth quarter Turkey production sales averaged ~5,000 BOEPD
•	Turkey Proved developed reserves of 7.1 MMBOE, PV-10 of $182 million
•	Turkey 1P reserves of 13.5 MMBOE, PV-10 of $222 million
•	Turkey 2P reserves of 27.8 MMBOE, PV-10 of $401 million
•	On March 3, 2016, TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”) entered into a new master services agreement.

PV-10 is a Non-GAAP financial measure. For a reconciliation of PV-10 to Standardized Measure, see “Reserves Summary” below.

Sale of TransAtlantic’s Albanian Oil Assets

On February 29, 2016, TransAtlantic Holdings, B.C. (“TAT Holdings”), a subsidiary of the Company, entered into and closed a Share Purchase Agreement (the “Purchase Agreement”) with GBC Oil.  Pursuant to the Purchase Agreement, TAT Holdings sold all of the equity interests in

Stream Oil & Gas Ltd. (“Stream”), a subsidiary of TAT Holdings, to GBC Oil in exchange for (i) the future payment of $2.3 million to Raiffeisen Sh.A (“Raiffeisen”) to pay down a term loan facility (the “Term Loan Facility”) dated as of September 17, 2014 between Stream’s subsidiary, TransAtlantic Albania Ltd. (“TransAtlantic Albania”), and Raiffeisen, and (ii) the assumption of $29.2 million of liabilities owed by Stream, consisting of $23.1 million of accounts payable and accrued liabilities and $6.1 million of debt. In addition, GBC Oil issued a warrant to TAT Holdings pursuant to which TAT Holdings has the right to acquire up to 25% of the fully diluted equity interests in TransAtlantic Albania for nominal consideration at any time on or before March 1, 2019.

The Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for transactions of this type. In addition, TAT Holdings has indemnified GBC Oil and Stream for approximately $12.9 million of liabilities related to the Delvina gas operations, which may be assumed by a subsidiary of the Company as described below.

Pursuant to the Purchase Agreement, TransAtlantic Albania executed an assignment and assumption agreement pursuant to which TransAtlantic Albania will assign its Delvina gas assets and approximately $12.9 million of associated liabilities (the “Delvina Assets and Liabilities”) to Delvina Gas Company Ltd. (“DelvinaCo”), a newly formed, wholly-owned subsidiary of the Company, to be effective immediately upon receipt of required contractual and governmental consents and the expiration of required notice periods.  TAT Holdings and GBC Oil have agreed to use commercially reasonable efforts to obtain the required contractual and governmental consents for the assignment of the Delvina Assets and Liabilities.  There is no assurance that TAT Holdings will be able to obtain the required contractual and governmental consents.

The Company is currently negotiating a joint venture with a third party for the purchase of a portion of DelvinaCo.  There is no assurance that the Company will be able to complete a joint venture for the purchase of a portion of DelvinaCo.

Production Summary

The following is a summary of the Company’s production sales volumes for the year ended December 31, 2015 and 2014, and for the three months ended December 31, 2015 and September 30, 2015.

	For the Year Ended		For Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	September 30, 2015
Net Sales:
Oil (MBbls)	1,420	1,303	372	325
Natural gas (MMCF)	2,491	3,262	542	539
Total net sales (MBOE)	1,835	1,846	462	415
Average net sales (BOEPD)	5,028	5,058	5,022	4,511

Reserves Summary

DeGolyer & MacNaughton evaluated the Company's reserves in Turkey as of December 31, 2015 in accordance with the reserves definitions of Rule 4-10(a) (1)-(32) of Regulation S-X of the Securities and Exchange Commission (“SEC”).

TransAtlantic saw a decrease in annual proved reserves volumes primarily due to production, coupled with the continued decline in commodity prices throughout 2015 and the effects this had on the economic life of undeveloped locations, as well as the resulting revision in its development program to more closely align with a lower price environment.

The following is a summary of the Company's estimated reserves in Turkey at December 31, 2015 and December 31, 2014:

Reserves at December 31, 2015	Proved Developed	Total Proved (1P)	Proved + Probable (2P)	Proved + Probable + Possible (3P)
Oil and Condensate, Mbbls	5,599	10,816	21,746	32,951
Natural Gas, MMcf	8,776	15,848	36,100	106,839
Total Oil and Natural Gas, MBOE(1)	7,061	13,457	27,763	50,758

PV-10(2), $MM	$182.4	$222.5	$401.3	$729.8

Reserves at December 31, 2014	Proved Developed	Total Proved (1P)	Proved + Probable (2P)	Proved + Probable + Possible (3P)
Oil and Condensate, Mbbls	6,857	14,406	25,838	37,866
Natural Gas, MMcf	9,551	16,253	40,047	116,786
Total Oil and Natural Gas, MBOE(1)	8,449	17,115	32,512	57,330

PV-10(2), $MM	$418.5	$648.5	$1,166.6	$1,829.7

(1) MBOE is not included in the DeGolyer & MacNaughton reserve report and was derived by the Company by converting natural gas to oil in the ratio of six Mcf of natural gas to one Bbl of oil. A BOE conversion ratio of six Mcf to one Bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. PV-10 was calculated using an overall weighted average price of $48.65 per Bbl and $7.65 per Mcf for Turkey for December 31, 2015.  The overall weighted average prices for December 31, 2014 were $94.53 per Bbl and $8.71 per Mcf for Turkey.

(2) The total proved PV-10 value of the estimated future net revenues is not intended to represent the current market value of the estimated oil and natural gas reserves we own. Management believes that the presentation of PV-10, while not a financial measure in accordance with generally accepted accounting principles in the United States ("GAAP"), provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure is valuable when comparing companies based on reserves. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. PV-10 of probable or possible reserves represent the present value of estimated future revenues to be generated from the production of probable or possible reserves, calculated net of estimated lease operating expenses, production taxes and future development costs, using costs as of the date of estimation without future escalation and using 12-month average prices, without giving effect to non-property related expenses such as general and administrative expenses, debt service, and depreciation, depletion, and amortization, or future income taxes and discounted using an annual discount rate of 10%. With respect to pre-tax PV-10 amounts for probable or possible reserves, there do not exist any directly comparable GAAP measures, and such amounts do not purport to present the fair value of our probable and possible reserves.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves. We may use descriptions of volumes of resources or reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. There is no certainty that any portion of estimated prospective resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the estimated prospective resources. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.  There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

The following table provides a reconciliation of our proved reserves (1P) PV-10 to our standardized measure:

U.S. dollars in millions	12/31/2015	12/31/2014
Total PV-10:	$222.5	$648.5
Future income taxes (1):	(35.6)	(148.4)
Discount of future income taxes at 10% per annum:	7.0	39.0
Standardized measure:	$193.9	$539.1

Note: Final PV-10 reconciliation will appear in the Company’s annual report on Form 10-K.

(1)

DeGolyer & MacNaughton's reserve reports do not contemplate income tax consequences. Future income taxes as displayed are estimated by TransAtlantic subsequent to DeGolyer & MacNaughton's reserve assessments.

Entry into New Services Agreement

On March 3, 2016, N. Malone Mitchell, 3rd, the Chairman of the Board of Directors and Chief Executive Officer of the Company, closed a transaction whereby he sold his interest in Viking Services B.V. (“Viking”) to a third party. As part of the transaction, Mr. Mitchell acquired certain equipment used in the performance of stimulation, wireline, workover and similar services (the

“Services”), which equipment will be owned and operated by a new entity, Production Solutions International Petrol Arama Hizmetleri Anonim Sirketi (“PSIL”). PSIL is beneficially owned by Dalea Investment Group, LLC, which is controlled by Mr. Mitchell. Consequently, on March 3, 2016, the Company’s subsidiary, TEMI, entered into a master services agreement (the “PSIL MSA”) with PSIL on substantially similar terms to the Company’s current master services agreements with the subsidiaries of Viking. Pursuant to the PSIL MSA, PSIL will perform the Services on behalf of TEMI and its affiliates.   Since the entry into the PSIL MSA is a related party transaction, it was approved by the independent members of the Company’s board of directors.  This effectively continues the previous Viking service relationship with parties that the Company has continually used to provide effective services to the Company’s operations in Turkey and elsewhere.

About TransAtlantic Petroleum Ltd.

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning year-end reserves, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the Company’s ability to access sufficient capital, market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities, receipt of required approvals, increases in taxes, legislative and regulatory initiatives relating to fracture stimulation activities, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in our filings with the SEC

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contact:

Wil Saqueton

Chief Financial Officer

(214) 265-4743

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

(214) 220-4323

http://www.transatlanticpetroleum.com